Exhibit 5.1

[MICROSOFT CORPORATION LETTERHEAD]

December 31, 2012

Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

Re:	Registration Statement on Form S-8 of Shares of Common Stock, $0.00000625 par value per share, of Microsoft Corporation

Ladies and Gentlemen:

I have acted as counsel to Microsoft Corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission (the “Commission”) with respect to up to an aggregate of 233,500,000 shares of Microsoft common stock, $0.00000625 par value per share (the “Shares”), of which up to 188,500,000 shares may be issued pursuant to the Microsoft Corporation Employee Stock Purchase Plan and up to 45,000,000 shares may be issued pursuant to the Microsoft Corporation Savings Plus 401(k) Plan (collectively, the “Plans”).

I have examined the Registration Statement and such documents and records of the Company as I have deemed necessary for the purposes of this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, I am of the opinion that any original issuance Shares that may be issued pursuant to the Plans have been duly authorized and that, upon the due execution by the Company and registration by its registrar of such Shares and the sale thereof, and the receipt of consideration therefor, in accordance with the terms of the Plans, such Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ KEITH R. DOLLIVER

Keith R. Dolliver

Associate General Counsel and Assistant Secretary